Exhibit 21.1
List of Subsidiaries

	State Or Other Jurisdiction Of	Names Under Which
Subsidiaries Of The Registrant	Incorporation Or Organization	Subsidiaries Do Business

Accessory Design Group, Inc.	Delaware	Accessory Design Group, Inc. Accessory Design Group

TBAC-Prince Gardner, Inc.	Delaware	TBAC-Prince Gardner, Inc. Prince Gardner

H.A. Sheldon Canada, Ltd.	Ontario, Canada	1088258 Ontario, Inc. H.A. Sheldon Canada Ltd.

Amity/Rolfs, Inc.	Delaware	Amity/Rolfs, Inc.

TBAC General Management Company	Nevada	TBAC General Management Company

TBAC Investments, Inc.	Nevada	TBAC Investments, Inc.

TBAC Investment Trust	Pennsylvania	TBAC Investment Trust

TBAC Management Company, L.P.	Delaware	TBAC Management Company, L.P.

Tandy Brands Accessories Handbags, Inc.	Delaware	Tandy Brands Accessories Handbags, Inc.

Stagg Industries, Inc.	Alabama	Stagg Industries, Inc.

TBAC — Torel, Inc.	Delaware	TBAC — Torel, Inc.

TBAC – Mass Merchant Quality Control, Inc.	Delaware	TBAC — Mass Merchant Quality Control, Inc.

Superior Merchandise Company	Louisiana	Superior Merchandise ETON

TBAC — Acquisition, Inc.	Delaware	TBAC — Acquisition, Inc.